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                                                                    Exhibit 23.4




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998, with respect to the combined financial statements of the Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation) included in the Registration Statement (Form S-3 No. 333-56069) and related Prospectus of Windmere-Durable Holdings, Inc., and included in Windmere-Durable Holdings, Inc. Form 8-K dated June 26, 1998 which is incorporated by reference therein, for the registration of $125,000,000 of Senior Subordinated Notes due 2008.


                                                               ERNST & YOUNG LLP


Stamford, Connecticut
June 26, 1998